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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 13, 2003

                        PAXSON COMMUNICATIONS CORPORATION
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             (Exact name of registrant as specified in its charter)

            Delaware                  1-13452                 59-3212788
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 (State or other jurisdiction     (Commission File           IRS Employer
      of incorporation)                Number)            Identification No.

            601 Clearwater Park Road, West Palm Beach, FL 33401-6233
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (561) 659-4122

                                       N/A
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          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

    The Registrant today announced that on November 13, 2003 it received notice from National Broadcasting Company, Inc. ("NBC"), a wholly owned subsidiary of General Electric Company, that NBC has exercised its right under its investment agreement with the Registrant to request that the Registrant redeem or arrange for a third party to acquire (the "Redemption"), by payment in cash, all 41,500 outstanding shares of the Registrant's Series B Convertible Exchangeable Preferred Stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $549.2 million as of September 30, 2003.

    The Registrant will have up to one year after November 13, 2003 to consummate the Redemption. If at any time during the one year Redemption period, the terms of the Registrant's outstanding debt and preferred stock do not prohibit the Redemption and the Registrant has sufficient funds on hand to consummate the Redemption, the Registrant must consummate the Redemption at that time. NBC may not exercise its Warrant A and Warrant B (which represent the right to purchase an aggregate of 32,032,127 shares of the Registrant's Class A common stock) or its right to purchase shares of Class B common stock beneficially owned by Lowell W. Paxson, the Chairman of the Board and Chief Executive Officer of the Registrant, during the one year Redemption period.

    If the Registrant does not effect the Redemption within one year after November 13, 2003, NBC will again be permitted to exercise Warrant A and Warrant B and its right to acquire Mr. Paxson's Class B common stock, and generally will be permitted to transfer, without restriction, any of the Registrant's securities acquired by it, its right to acquire Mr. Paxson's Class B common stock, the contractual rights described with respect to the NBC investment agreement in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 under "Business - NBC Relationship," and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson's Class B common stock will expire, to the extent unexercised, 30 days after any such transfer. If NBC transfers any of the Registrant's securities or its right to acquire Mr. Paxson's Class B common stock, the transferee will remain subject to the terms and conditions of such securities, including those limitations on exercise described above.

    The Registrant's ability to effect any redemption is restricted by the terms of the Registrant's outstanding debt and preferred stock. To effect the Redemption, the Registrant would need not only to raise sufficient cash to fund payment of the Redemption price, but also to obtain the consents of the holders of the Registrant's outstanding debt and preferred stock or repay, redeem or refinance these securities in a manner that obviated the need to obtain the consents of the holders. Alternatively, the Registrant would need to identify a third party willing to purchase NBC's Series B preferred stock directly from NBC or to enter into a merger, acquisition or other transaction with the Registrant as a result of which NBC's Series B preferred stock would be redeemed or acquired at the stated Redemption price.


ITEM 7.  FINANCIAL STATEMENTS, PRO-FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c) Exhibits. The following item is furnished as an Exhibit to this Report:

                  99.1 ress release dated November 13, 2003 announcing that the Registrant received notice Prom the National Broadcasting Company, Inc. ("NBC") that NBC has exercised its fedemption right under its investment agreement with the Registrant with respect to the registrant's Series B Convertible Exchangeable Preferred Stock held by NBC.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           PAXSON COMMUNICATIONS CORPORATION
                                           (Registrant)



                                           By: /s/ Thomas E. Severson, Jr.
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                                           Thomas E. Severson, Jr.
                                           Senior Vice President and
                                           Chief Financial Officer
Date: November 13, 2003

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